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                                                                   EXHIBIT 23.10

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Joint Registration Statement on Form S-3 (Nos. 333-46353 and 333-46353-01) of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) of our report dated February 27, 1998 relating to the financial statements of CHC International Inc. Hospitality Division as of November 30, 1997 which appears in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

Miami, Florida
April 20, 1998